Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
INTRALINKS HOLDINGS, INC.
ARTICLE I: NAME
The name of the corporation is Intralinks Holdings, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV: AUTHORIZED STOCK
The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be common stock, $0.001 par value per share.
ARTICLE V: AMENDMENT OF BYLAWS
The Board of Directors of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.
ARTICLE VI: VOTE BY BALLOT
Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VII: DIRECTOR LIABILITY
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.
If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article VII shall adversely affect the rights and protection afforded to a director of the Corporation wider this Article VII for acts or omissions occurring prior to such amendment, modification or repeal.
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